Exhibit 5.1

February 9, 2022

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re:         Registration Statement

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-3 and the related Prospectus (collectively, the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) as of the date of this letter under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to an aggregate amount of $100,000,000 of shares of common stock of the Company, par value $0.001 per share (the “Shares”), which may be offered by the Company from time to time, in one or more offerings and in one or more series or issuances. Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Company’s articles of incorporation, as amended, bylaws, as amended, the unanimous written consent by the Company’s board of directors (the “Board”) dated February 9, 2022, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, (iv) the conformity to authentic documents of all documents submitted to us as copies, and (v) that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

LiqTech International, Inc.

February 9, 2022

Based upon and subject to the foregoing, it is our opinion that, when an issuance of the Shares has been duly authorized by all necessary action of the Company, and, when such Shares have been issued and paid for as described in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

Snell & Wilmer L.L.P.